FORM 5
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

1.       Name and Address of Reporting Person

         Donald L. Delaney
         601 Simons Drive
         Missoula, MT 59803

2.       Issuer Name and Ticker or Trading Symbol

         Intrepid Technology & Resources, Incorporated fka Iron Mask Mining Co. ("IESV")

3.       IRS or Social Security Number of Reporting Person (Voluntary)

         ###-##-####

4.       Statement for Month/Year

         August, 2002

5.       If Amendment, Date of Original (Month/Year)


6.       Relationship of Reporting Person to Issuer (Check all applicable)

         X     Director                           ____     10% Owner

               Officer (give title below)         ____     Other (specify below)

Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of Security   Transactio   Transaction  Securities Acquired (A) or     Amount of       Ownership     Nature of
                    n Date       Code         Disposed of (D)                Securities      Form:         Indirect
                    (Month/Da                                                Beneficially    Direct (d)    Beneficial
                    y/Year)                                                  Owned at End    or Indirect   Ownership
                                                                             of Month        (I)
                                              Amount   (A) or (D)   Price
Common Stock        7/22/02       I            33,750     D          -       3,336,550
Common Stock        8/16/02       I            50,000     D          -       3,286,550
Common Stock        8/2/02        I            87,500     D          -       3,199,050
Common Stock        8/15/02       I            80,000     D          -       3,119,050
Common Stock        8/28/02       I           100,000     D          -       3,019,050


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

Title of    Convers    Transacti  Transa Number of     Date, Exercisable Title and Amount  Price of  Number      Owners    Nature
Derivative  ion or     on Date    ction  Derivative    and Expiration    of Underlying     Derivati  of          hip of    of
Security    Exercise   (Month/D   Code   Securities    Date              Securities        ve        Derivativ   Derivati  Indirect
            Price of   ay/Year)          Acquired (A)                                      Security  e Security  ve        Benefici
            Derivati                     or Disposed                                                             Security  al
            ve                           of (D)                                                                  Direct    Owners
            Security                                                                                             (D) or    hip
                                                                                                                 Indirect
                                                                                                                 (I)
                                         (A)    (D)    Date    Expir-   Title   Amount
                                                       Exercis ation            or
                                                       able    Date             Number
                                                                                of
                                                                                Shares




Explanation of Responses:


                                 /s/ Donald L. Delaney                   9/10/02
                                 ---------------------                   -------
                                **Signature of Reporting Person             Date